NEWS RELEASE

For immediate release

Navient announces agreement to acquire Earnest,
a leading financial technology and education finance company

WILMINGTON, Del., Oct. 4, 2017 – Navient, a leading provider of asset management and business processing solutions, announced it has entered into an agreement to acquire Earnest, a leading financial technology and education finance company.

“Combining Earnest’s best-in-class data science, digital marketing, and technology with Navient’s industry and capital markets experience create an exciting platform to deliver value for consumers and investors,” said Jack Remondi, president and CEO, Navient. “Together, we will create and deliver consumer-centric education credit products for the digital age.”

“I am proud to share the momentous news that Earnest is joining the Navient family of companies,” said Louis Beryl, cofounder and CEO, Earnest. “By pairing Earnest’s capabilities and technology with Navient’s reach and resources, we can affect change at incredible scale.”

Founded in 2013, Earnest serves financially responsible, digitally native consumers who have been underserved by traditional banks. The company is expected to originate nearly $1 billion in student loan refinancing loans in 2017.

As part of Navient, Earnest will continue as a distinct brand and will be led by its current management team, including founders Louis Beryl and Ben Hutchinson. Earnest clients will continue to enjoy the same customer service, rates, terms, and benefits.

Under the terms of the agreement, Navient will acquire Earnest for $155 million in cash. Effective October 4, 2017, Navient will suspend its remaining share repurchase program through year end 2018 to allocate capital towards growing the education lending business and building book value. The company’s annual dividend of $0.64 per share is unchanged. Closing of the transaction is expected in the fourth quarter of 2017, subject to customary closing conditions. An investor presentation will be filed with the SEC and made available at Navient.com/investors. In addition, executives will further comment at the previously announced third quarter earnings call on Oct. 18.

J.P. Morgan Securities LLC acted as financial advisor to Navient. Barclays acted as financial advisor to Earnest.
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Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, and other locations. Learn more at navient.com.

Earnest is a technology company using data science, smarter design, and exceptional service to rebuild financial services. Founded in 2013 on the belief that financially responsible people deserve better options and access to credit, Earnest’s lending products are built for a new generation seeking to reach life’s milestones. The company’s mission is to democratize access to high-quality financial services. Learn more at earnest.com.

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Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com Eva Pullano, 917-599-6366, press@earnest.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com